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                         APPLIED SIGNAL TECHNOLOGY, INC.
                                  EXHIBIT 11.1
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                               THREE MONTHS ENDED                 SIX MONTHS ENDED
                                           ----------------------------     ---------------------------
                                           MAY 2, 1997      MAY 3, 1996     MAY 2, 1997     MAY 3, 1996
                                           -----------      -----------     -----------     -----------
Number of shares:
  Weighted average outstanding
     common                                     8,000           7,168           7,745           7,256
Dilutive common stock equivalents of:
  Stock options (treasury stock
     method) (1)                                  156             737             390             584
                                               ------          ------          ------          ------
                                                8,156           7,905           8,135           7,840
                                               ======          ======          ======          ======
Net income                                     $1,725          $   79          $2,587          $  229
Net income per common share                    $  .21          $  .01          $  .32          $  .03
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(1) Effect of assumed exercise of all dilutive stock options and assumed repurchase of shares from proceeds.

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